Exhibit 23.2

August 18, 2006

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.,
Washington DC 20549

Re: Genemen Inc. - Form SB-2 Registration Statement

Dear Sirs:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement dated August 18, 2006 of the following:

Our report to the Stockholders and Board of Directors of Genemen Inc. dated June 5, 2006 on the financial statements of the Company as at May 31, 2006 and the statements of operations, changes in stockholders' equity and cash flows for the period from February 2, 2005 (date of inception) to May 31, 2006.

In addition, we also consent to the reference to our firm included under the heading "Experts" in this Registration Statement.

Yours truly,

"Dale Matheson Carr-Hilton Labonte"

DALE MATHESON CARR-HILTON LABONTE

Chartered Accountants
Vancouver, B.C. CANADA